Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 tel: 203 622 3131 fax: 203 622 6080

unitedrentals.com

United Rentals Files 2005 and 2004 Annual Reports on Form 10-K

GREENWICH, Conn. – March 31, 2006 – United Rentals, Inc. (NYSE: URI) today announced that the company has filed its annual reports on Form 10-K for the years ended December 31, 2005, and December 31, 2004, with the Securities and Exchange Commission. Today’s Form 10-K filings bring the company into compliance with the annual reporting requirements of the New York Stock Exchange.

The company also announced it anticipates completing its quarterly reports on Form 10-Q for the 2005 interim periods and expects to file these reports by mid-April. United Rentals has obtained a short-term amendment from the lenders under its senior credit facility to allow the company until April 28, 2006 to file these reports.

Wayland Hicks, chief executive officer for United Rentals, said, “The filing of our annual financial statements represents another significant step forward for our company. We are continuing to cooperate fully with the SEC in its ongoing inquiry and are now working toward filing our 2005 quarterly statements.”

Hicks added, “Our strong performance in 2005 has continued into the first quarter, with total revenues of $530 million for the first two months, an increase of 14% from 2005.”

The company’s final results for 2005 include revenues of $3.56 billion and diluted earnings per share of $1.80, compared with preliminary earnings per share of $1.81, reflecting an additional restatement, related to the allocation of the purchase price of acquisitions completed since July 2001. A review of those transactions indicated that a portion of the purchase price allocated to goodwill (which is not amortized) should have been recorded as a separate intangible asset - customer relationships (which is amortized). As a result of this additional restatement, the company’s financial results filed today reflect an annual decrease in reported pre-tax income of approximately $3 million in 2005 and 2004, $2 million in 2003 and $1 million in 2002.

For additional information, please refer to the company’s report on Form 10-K for 2005 filed with the SEC today.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 750 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent more than 20,000 classes of equipment with a total original cost of $3.9 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Certain statements contained in this press release are forward-looking in nature. Actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) the company may be unable to deliver financial statements or make SEC filings for 2005 interim periods within the time period required by its lenders, (2) if the company were unable to file the delinquent reports on Form 10-Q by April 28, 2006, the company would be in default under its senior credit facility and would be required to obtain an additional extension or be in immediate default, (3) because the company has not sought any amendment or waiver from holders of debt securities issued by the company, the requisite percentage of holders of these securities, or the trustee under the applicable indenture, could elect to declare an event of default based on the delay in filing the reports on Form 10-Q. In this event, if the company were unable to obtain a waiver or effect a cure within the applicable 30-day grace period, these holders or the trustee could accelerate the maturity of their debt securities, (4) the company’s results for the 2005 interim periods have not been finalized and, consequently, these results are preliminary and subject to change, and (5) the previously announced SEC inquiry is ongoing and there can be no assurance that the outcome of the SEC inquiry or internal review will not require additional changes in the company’s accounting policies and practices, restatements of financial statements, revisions of preliminary results or guidance, and/or otherwise be adverse to the company. Certain of these risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the SEC. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

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Contact:

Chuck Wessendorf

VP, Investor Relations and

Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com

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